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                                                                     Exhibit 2.1


                               PURCHASE AGREEMENT


         This PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of this 21st day of July, 2000 by and among (i) HomeSeekers.com, Incorporated, a Nevada corporation and its assignees ("HOMESEEKERS"), and (ii) all of the members of IRIS - Immediate Results Through Intuitive Systems, LLC, a California limited liability company ("IRIS"), consisting of Greg Robertson ("ROBERTSON"), Eddie Ureno ("URENO"), Margaret G. Etheridge ("ETHERIDGE") and Dan Woolley ("WOOLLEY"). (Robertson, Ureno, Etheridge and Woolley, are individually referred to herein as a "MEMBER" and collectively as the "MEMBERS").

                                 R E C I T A L S

         WHEREAS, the Board of Directors of HomeSeekers and the Members of IRIS have determined that it is in the best interests of their respective shareholders and Members for HomeSeekers to acquire all of the issued and outstanding membership interests in IRIS (the "IRIS INTERESTS") from the Members.

                                A G R E E M E N T

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and subject to the conditions and other terms herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                       PURCHASE AND SALE OF IRIS INTERESTS

         Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Article III), HomeSeekers shall purchase from each Member, and each Member shall sell, convey, assign, transfer and deliver to HomeSeekers, such Member's interest in the IRIS Interest, so that HomeSeekers shall acquire 100% of the outstanding IRIS Interests.

                                   ARTICLE II
                                 PURCHASE PRICE

         2.1 INITIAL CONSIDERATION. On the Closing Date, HomeSeekers shall deliver to the Members, in the aggregate, five hundred thousand (500,000) shares of validly issued, fully paid and nonassessable common stock, $.001 par value, of HomeSeekers ("HOMESEEKERS SHARES"), to be divided among the Members in accordance with written instructions signed by each of the Members. Within one
(1) business day following the Closing Date, HomeSeekers shall also deliver to the Members, in the aggregate, Twenty-Five Thousand Dollars ($25,000) in immediately available funds, in accordance with written instructions signed by each of the Members.

         2.2 CONDITIONAL PROMISSORY NOTE. At the Closing (as defined in Article
III), HomeSeekers shall execute and deliver the Conditional Promissory Note in substantially the form set forth in EXHIBIT 2.2 of this Agreement.

                                   ARTICLE III
                                     CLOSING

         Subject to the terms and conditions of this Agreement, the closing of this Agreement (the "CLOSING") shall take place at the offices of Rutan & Tucker, LLP, at 611 Anton Boulevard, Suite 1400, Costa Mesa, California 92626, on July 21, 2000, or at such time and place as the parties may agree. The date on which the Closing occurs shall be referred to as the "Closing Date."

                                   ARTICLE IV
                   HOMESEEKERS REPRESENTATIONS AND WARRANTIES

         As a material inducement to the Members to enter into this Agreement and to consummate the transactions contemplated hereby, HomeSeekers represents and warrants to the Members that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article
IV).

         4.1 AUTHORITY; ENFORCEABILITY. HomeSeekers is a corporation duly organized, existing, and in good standing under the laws of Nevada.

         4.2 CORPORATE POWERS AND AUTHORITY. HomeSeekers has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of this transaction by HomeSeekers has been duly authorized by all necessary corporate action (no approval by the shareholders of HomeSeekers being required by applicable law or its certificate or articles of incorporation and Bylaws).

         4.3 ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of HomeSeekers enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         4.4 CAPITALIZATION. As of the date hereof, the authorized capital stock of HomeSeekers consists of Fifty Million (50,000,000) shares of HomeSeekers Common Stock. As of July 19, 2000, Twenty One Million Seven Hundred Seventy Two Thousand Two Hundred Twenty Two (21,772,222) shares of HomeSeekers Common Stock were validly issued and outstanding. As of July 19, 2000, HomeSeekers had granted Seven Million Five Hundred Sixty Four Thousand Four Hundred Thirteen (7,564,413) options under HomeSeekers' 1996 Amended and Restated Stock Option Plan. As of July 19, 2000, there were outstanding warrants to purchase a total of Two Million Two Hundred Thousand Five Hundred Forty Four (2,200,544) shares of HomeSeekers Common Stock. All of the issued and outstanding shares of the Common Stock of HomeSeekers have been duly authorized, are validly issued, are fully paid and nonassessable, none of those shares were issued in violation of the preemptive rights of any person, and to the knowledge of HomeSeekers' current management, substantially all of the issued and outstanding shares of the Common Stock of HomeSeekers were offered, issued, sold

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and delivered in compliance with all applicable state or federal laws concerning the issuance of securities.

         4.5 CONSENTS AND APPROVALS. Except for such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder as may be required in connection with the Agreement and the transactions contemplated hereby, a Form D, and filings made pursuant to applicable state securities laws and the Bylaws of the National Association of Securities Dealers, Inc. ("NASD"), no consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by HomeSeekers in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (other than disclosure obligations which may arise under federal securities laws).

         4.6 NO CONFLICT. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any law to which HomeSeekers is subject that would materially adversely affect the rights of the Members under this Agreement, (b) violate any provision of the Amended and Restated Articles of Incorporation or its Amended and Restated Bylaws, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which HomeSeekers is a party or by which HomeSeekers is bound or to which any of HomeSeekers' assets is subject.

         4.7 LITIGATION. No action, suit, or proceeding is pending or, to HomeSeekers' knowledge, threatened against HomeSeekers before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction which would (a) prevent consummation of any of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

         4.8 HOMESEEKERS STOCK ISSUED. The shares of HomeSeekers Common Stock to be issued in connection with this transaction including, without limitation, the HomeSeekers Common Stock to be issued pursuant to the Conditional Promissory Note provided for in SECTION 2.2 hereof will, when issued and delivered to the Members, be duly and validly authorized and issued, fully paid, nonassessable and free of preemptive rights or other restrictions other than those imposed pursuant to securities laws and those expressly provided for in this Agreement.

         4.9 NASDAQ SMALL CAP MARKET LISTING. Eighteen Million One Hundred Twenty Six Thousand One Hundred Ninety Three (18,126,193) shares of HomeSeekers Common Stock is duly listed on the Nasdaq Small Cap Market, and no inquiry or proceeding has been initiated or, to HomeSeekers' knowledge, threatened for the purpose of causing such listing to be terminated or restricted.

         4.10 SEC DOCUMENTS. HomeSeekers has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since September 1, 1999, each of which has complied in all material respects with all applicable requirements of the

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Securities Act of 1933, as amended (the "SECURITIES Act"), and the Exchange Act
(and the rules and regulations promulgated thereunder respectively, each as in effect on the dates such forms, reports and documents were filed ("HOMESEEKERS' SEC REPORTS").

         4.11 NO COMMISSIONS. HomeSeekers has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than such compensation as may be due and payable to their officers, employees or contracted consultants.

         4.12 DISCLOSURE. No representation or warranty made by HomeSeekers in this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF IRIS AND MEMBERS

         As of the date hereof, except as disclosed in Disclosure Schedule referring specifically to the relevant subsections of this Article V (the "IRIS DISCLOSURE SCHEDULE"), the Members hereby severally represent and warrant to HomeSeekers that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

         5.1 CORPORATE ORGANIZATION. IRIS is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business as it is now being conducted. IRIS is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each state or other jurisdiction in which the nature of its business or operations or ownership of its property requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially and adversely affect the condition (financial or other), business, properties, prospects (as currently contemplated), net worth or results of operations of IRIS taken as a whole (collectively, "IRIS'S BUSINESS"). IRIS has no direct or indirect interest in or loans to any partnership, corporation, joint venture, business association or other entity which in the aggregate exceed $10,000. The Members have delivered to HomeSeekers complete and correct copies of the Articles of Organization and Operating Agreement (and other organizational or charter documents) of IRIS, as amended to the date hereof. IRIS has no "Subsidiary," as that term is defined in Rule 1.01 in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

         5.2 CAPITAL STRUCTURE. Each Member is the owner of the IRIS Interests set forth in Schedule 5.2. IRIS has provided HomeSeekers with a complete and accurate list of (a) all issuances of membership interests in IRIS, and (b) the names and addresses of all holders of equity in IRIS. IRIS is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may subsequently be issued. There are no

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agreements or understandings to which IRIS is a party or, to the Knowledge (as defined below) of the Members, any other agreements or understandings, with respect to the transfer or voting of equity in IRIS. There are no outstanding options to purchase any membership interests or other equity in IRIS. For purposes of this Agreement "Knowledge" means the actual knowledge of the Members after review of IRIS files and reasonable inquiry of such persons who reasonably could be expected to possess actual knowledge of the truth and accuracy of the representations and warranties stated herein that are qualified by the phrase to "Seller's Knowledge" or any similar phrase.

         5.3 NO OTHER AGREEMENTS TO SELL ASSETS, MERGE, ETC. Neither IRIS nor any of the Members has any legal obligation, absolute or contingent, to any Person (as defined below) or firm to sell assets other than in the ordinary course of business or to effect any merger, consolidation or reorganization of IRIS or to enter into any agreement with respect thereto. For purposes of this Agreement, the term "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority (as defined in SECTION 5.5) or other entity, of whatever nature.

         5.4 AUTHORIZATION; EXECUTION AND DELIVERY. Each Member has all requisite power and authority (a) to execute and deliver this Agreement, (b) to perform his or her obligations under this Agreement, and (c) to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of each Member, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         5.5 GOVERNMENTAL APPROVALS AND FILINGS. Except for filings made pursuant to applicable state and federal securities laws contemplated by SECTION 4.5, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any Governmental Authority is required on the part of IRIS or its Members in order
(a) to permit the Members to perform their obligations under this Agreement, or
(b) to prevent the termination of any right, privilege, license or agreement of IRIS. For purposes of this Agreement, the term "Governmental Authority" means the federal government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government.

         5.6 NO CONFLICT. Neither the execution, delivery and performance of this Agreement by the Members, nor the consummation by the Members of the transactions contemplated hereby will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of IRIS's Articles of Organization or Operating Agreement (or other organizational or charter documents), (b) conflict with, result in a material breach or material violation of, give rise to a termination right or a material default under, result in the acceleration of performance under (whether or not after the giving of notice or lapse of time or both), any mortgage, lien, lease, agreement, note, bond, indenture, guarantee or instrument or any license or franchise granted by or to a third party, in each case, that is material to IRIS's Business, (c) to the Knowledge of the Members conflict with, or result in a material violation of, any statute, regulation, law, ordinance, writ, injunction, order, judgment or decree to which IRIS or any of its assets may be subject, (d) give rise to a declaration or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of IRIS or the IRIS Interests, or (e) to the Knowledge of the Members require the consent of any third party.

         5.7      FINANCIAL STATEMENTS; ABSENCE OF UNDISCLOSED LIABILITIES.

                  (a) IRIS has furnished HomeSeekers with IRIS's balance sheets as of December 31, 1998, and 1999 and the first quarter of 2000, and the related statements of operations, and changes in members' equity for each of the years 1998 and 1999 and the first quarter of 2000 ended March 31, 2000, together with the notes thereto and the related reports of its independent public accountants, and the unaudited balance sheet and related statements of operations, and changes in members' equity for the period ended June 30, 2000 (collectively, the "IRIS FINANCIAL STATEMENTS"). The IRIS Financial Statements, including the notes thereto, (i) are in accordance with the respective books of IRIS, (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and
         (iii) present fairly the financial position of IRIS as of the respective dates thereof and the results of operations of IRIS for the respective periods indicated therein.

                  (b) Except as disclosed in this Agreement or in the Disclosure Schedule to this Agreement, IRIS has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which were not disclosed or provided for in IRIS Financial Statements or the notes thereto other than obligations not required to be disclosed or provided for under generally accepted accounting principles and liabilities incurred since June 30, 2000, which are not individually or in the aggregate, material to IRIS's Business. There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5) which were not adequately provided for in IRIS Financial Statements or reflected in the notes thereto.

                  (c) The accounts receivable of IRIS shown on the IRIS Financial Statements at June 30, 2000 are collectible in the ordinary and usual course of business, and are not subject to any defense or right of set-off that may be asserted or any claim of set-off that may be made, other than as reflected in the allowance for doubtful accounts shown on the balance sheet contained in the IRIS Financial Statements at June 30, 2000. The reserve for doubtful accounts is adequate, and the values at which accounts receivable are carried on such June 30, 2000 balance sheet reflect the policies of IRIS consistent with IRIS's past practice and are in accordance with generally accepted accounting principles applied on a consistent basis.

         5.8 ABSENCE OF CHANGES. Since June 30, 2000 (a) there has been no material adverse change in IRIS's Business or any development known to IRIS that is reasonably expected to cause a material adverse change in IRIS's Business;
(b) there has been no damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any assets material to IRIS's Business; (c) there has been no change by IRIS in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (d)

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there has been no revaluation by IRIS of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; and (e) IRIS has conducted its business only in the ordinary course consistent with past practice; and no event described in SECTION 6.2 or SECTION
6.7 has occurred. For purposes of this Agreement, the phrase "Materially Adverse", have a "Material Adverse Change (or Effect)" or words to that effect means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects of IRIS which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

         5.9 CONTRACTS AND COMMITMENTS. The IRIS Disclosure Schedule sets forth a list of each Material Contract (as defined below). A true, correct, and complete copy of each Material Contract, including all amendments thereto made through the date of this Agreement, has been furnished to HomeSeekers. To the Knowledge of the Members, (a) IRIS has not violated any of the material terms or conditions of any Material Contract, and to the Knowledge of the Members, all of the covenants to be performed by any other party thereto have been fully performed, and (b) to the Knowledge of the Members, there are no material claims for breach or indemnification or notice of default or termination under any Material Contract. To the Knowledge of the Members: (i) no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute a material default by IRIS under any Material Contract, and (ii) no such event has occurred which constitutes or would constitute a default by any other party. To the Knowledge of the Members, IRIS is not subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract.

         As used in this Agreement, the term "Material Contracts" shall include, without limitation, formal or informal, written or oral: (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to the same in excess of $5,000; (b) contracts obligating IRIS to provide products or services for a period of one year or more; (c) real property leases; (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of IRIS; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any contract relating to pending capital expenditures by IRIS in excess of $10,000; (h) any non-competition agreements restricting IRIS in any manner; and (i) any contracts obligating IRIS to make payments in excess of $20,000 over the remaining terms of such contract.

         5.10 LEGAL PROCEEDINGS. To the Knowledge of the Members, IRIS is not in violation of, and has not received any notice of any violation of (a) any applicable statute, law, regulation, ordinance, writ, injunction, order, judgment or decree, the effect of which violation could, individually or in the aggregate, be Materially Adverse to IRIS's Business, or (b) any provision of the Articles of Organization or Operating Agreement (or other organizational or charter document) of IRIS. To the Knowledge of the Members, there is no order, writ, injunction, judgment or decree outstanding, and no legal, administrative, arbitration or other proceeding, action, suit or governmental investigation or inquiry against or relating to IRIS or its assets or business ("IRIS LEGAL PROCEEDINGS") pending or threatened, and to the Knowledge of the Members, there are no claims (including unasserted claims as to which there has been a manifestation by a potential claimant of an awareness of such claim or it is considered probable that a claim will be asserted and there is a reasonable possibility that the outcome will be unfavorable, all as such terms are used in Statement of Financial Accounting Standards No. 5), against or relating to IRIS or its assets or business, which pending or threatened IRIS Legal Proceedings or claims would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IRIS's Business. The IRIS Disclosure Schedule sets forth with respect to each IRIS Legal Proceeding, to the extent that the aggregate remedies or damages claimed for each such complaint are unspecified, involve specific performance or injunctive relief or exceed $10,000, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. There is no IRIS Legal Proceeding which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

         5.11     ERISA MATTERS.

                  (a) The IRIS Disclosure Schedule lists, with respect to IRIS,
         (i) all material employee benefit plans (as defined in SECTION 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $5,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of IRIS and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of IRIS of greater than $5,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of IRIS (together, the "IRIS EMPLOYEE PLANS").

                  (b) IRIS has furnished to HomeSeekers a copy of each of the IRIS Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each IRIS Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any IRIS Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination.
         IRIS has also furnished HomeSeekers with the most recent Internal Revenue Service determination letter issued with respect to each such IRIS Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any IRIS Employee Plan subject to Code
         Section 401(a). Each IRIS Employee Plan has been administered in accordance with its terms and conditions and in material compliance with the requirements prescribed by ERISA and the Code, except as would not have, in the aggregate, a Material Adverse Effect.

                  (c) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current employee of IRIS to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                  (d) There has been no amendment to, written interpretation or announcement (whether or not written) by IRIS relating to, or change in participation or coverage under, any IRIS Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in IRIS's financial statements.

         5.12     TAXES.

                  (a) For purposes of this SECTION 5.12 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                           (i) The term "Taxes" shall mean all taxes, however
                  denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof,
                  (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in
                  (A) or (B) as a result of any obligation to indemnify another Person.

                           (ii) The term "Returns" shall mean all reports,
                  estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                           (iii) The term "Code" shall mean the Internal Revenue
                  Code of 1986, as amended.

                  (b) All Returns required to be filed by or on behalf of IRIS have been duly filed on a timely basis and such Returns are materially true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, have been paid in full on a timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by IRIS with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. IRIS has withheld and paid over all Taxes required to have been withheld and paid over. There are no liens on any of the assets of IRIS with respect to Taxes, other than liens for Taxes not yet due and payable. IRIS has not at any time been a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired. The amount of IRIS's liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of IRIS has been incurred (or prior to Closing will be incurred) since the date of the Financial Statements other than in the ordinary course of business.

                  (c) IRIS has made available to HomeSeekers true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of IRIS relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including IRIS for all periods ending on and after July 31, 1999. The IRIS Disclosure Schedule sets forth a list of all of the Returns referred to in clause (ii).

                  (d) The Returns of IRIS have never been audited by a government or taxing authority, nor is any such audit in process, or to the Knowledge of the Members, threatened or pending. No deficiencies exist or have been asserted in writing, and IRIS has not received written notice that it has not filed a Return or paid Taxes required to be filed or paid. IRIS is not a party to any action or proceeding for assessment or collection of Taxes, nor to the Knowledge of the Members has such event been asserted or threatened against IRIS, or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of IRIS.

                  (e) IRIS is not (and has never been) a party to any tax sharing agreement.

                  (f) IRIS is not a "consenting corporation" under Section 341(f) of the Code. IRIS has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to IRIS pursuant to
         Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. IRIS has not agreed to, nor is it required to make, any adjustment under Code Section 481(a) by reason of, a change in accounting method.

         5.13 INTELLECTUAL PROPERTY. IRIS has legal right, title and interest in and to (or the right to use under licenses where specified in SCHEDULE 5.13) all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of its business as of the date hereof, including, without limitation, the rights and products listed on Schedule 5.13 hereto (the "INTELLECTUAL PROPERTY"). To the Knowledge of the Members, the conduct of the business of IRIS as presently conducted, does not infringe or misappropriate any rights held or asserted by any Person and no Person is infringing on any Intellectual Property. To the Knowledge of the Members, no payments are required for the continued use of the Intellectual Property. To the Knowledge of the Members, none of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or the like claim, action or proceeding.

         5.14 ENVIRONMENTAL MATTERS. To the Knowledge of the Members, the operations of IRIS comply in all material respects with all federal, state and local environmental, health and safety laws, statutes and regulations. To the Knowledge of the Members, the operations of IRIS are not the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environment, health or safety law, statute or regulation. IRIS has not filed any notice under federal or state law indicating past or present treatment, storage or disposal requiring a Part B permit or designation of "interim status" as defined under 40 C.F.R. Parts 260-270 or any state equivalent of a hazardous or toxic waste as defined therein or reporting a spill or release of a hazardous or toxic waste, substance or constituent or other substance, into the environment except in accordance with applicable law.

         As used herein "federal, state and local environmental, health and safety laws, statutes or regulations" means any and all laws, rules, regulations, orders, treaties, statutes and codes promulgated by any local, state, federal or international Governmental Authority or agency which has jurisdiction over any portion of the current operations of IRIS, which prohibits, regulates or controls any hazardous material or the transportation, storage, transfer, recycling, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or distribution of hazardous materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as these laws have been amended or supplemented to date and any analogous state or local statutes and the regulations promulgated to date pursuant thereto.

         As used herein, "hazardous or toxic waste, substance or constituent or other substance" means those substances which are regulated by or form the basis of liability under any federal, state and local environmental, health and safety laws, statutes or regulations because they are radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation: (a) asbestos, (b) oil and petroleum products, (c) explosives, (d) radioactive substances, pollutants or wastes, (e) urea formaldehyde-containing building materials, (f) polychlorinated biphenyls, (g) radon gas, and (h) ultra-hazardous or toxic substances, pollutants or wastes.

         5.15 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of IRIS, under any Plan or otherwise, (b) increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         5.16 INTERESTS OF OFFICERS AND DIRECTORS. No officer or director of IRIS or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such Person has had, either directly or indirectly, a material interest in: (a) any Person or entity which purchases from or sells, licenses or furnishes to IRIS any goods, property, technology or intellectual or other property rights or services; (b) any contract or agreement to which IRIS is a party or by which it may be bound or affected; or (c) any property, real or personal, tangible or intangible, used in or pertaining to IRIS's Business, including any interest in the IRIS Intellectual Property Rights.

         5.17 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT. The IRIS Disclosure Schedule lists all facilities occupied by IRIS since IRIS's organization, and indicates the nature of IRIS's interest in such facilities. IRIS has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances. The equipment owned or leased by IRIS is, taken as a whole, (i) adequate for the conduct of the business of IRIS consistent with its past practice, (ii) suitable for the uses to which it is currently employed, and (iii) in good operating condition.

         5.18 REGULATORY MATTERS; GOVERNMENTAL LICENSES; COMPLIANCE WITH LAWS. IRIS has obtained all material consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Authorities pursuant to applicable requirements of all federal, state or local and foreign, laws, ordinances, governmental rules or regulations applicable to IRIS and its business, except those which would not have a Material Adverse Effect on IRIS. IRIS is in material compliance with all federal, state or local and foreign, laws, ordinances, governmental rules or regulations applicable to its business and has no reason to believe that any of its consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate its business are invalid or have been or are being suspended, canceled, revoked or questioned. To the Knowledge of the Members, there is no investigation or inquiry to which IRIS is a party or pending or threatened relating to the operation of IRIS's business and its compliance with applicable federal, state, local or foreign laws, ordinances, governmental rules or regulations.

         5.19     LABOR MATTERS.

                  (a) IRIS is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. IRIS has complied in all material aspects with all applicable provisions of COBRA and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder. IRIS has not received any notice from any Governmental Authority, and to the Knowledge of the Members, there has not been asserted before any Governmental Authority, any claim, action or proceeding to which IRIS is a party or involving IRIS, and there is neither pending nor, to the Knowledge of the Members, threatened any investigation or hearing concerning IRIS arising out of or based upon any such laws, regulations or practices. The IRIS Disclosure Schedule sets forth the terms pursuant to which all amounts may be payable (whether currently or in the future) to current or former officers, directors, or employees of IRIS as a result of or in connection with the execution of this Agreement.

                  (b) IRIS is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association. IRIS has not experienced any attempt by organized labor or its representatives to make IRIS conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of IRIS. There is no labor strike or labor disturbance pending or, to the Knowledge of the Members, threatened against IRIS nor is any grievance currently being asserted. IRIS nor has not experienced a work stoppage or other labor difficulty.

         5.20 QUESTIONABLE PAYMENTS. To the Knowledge of the Members, neither IRIS nor any director, officer, agent or other employee of IRIS, has (a) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Authority with respect to any aspect of the business of IRIS, or (b) made any political contributions which would not be lawful under the laws of the United States or the foreign country in which such payments were made. To the Knowledge of the Members, neither IRIS nor any director, officer, agent or other employee of IRIS has been the subject of any inquiry or investigation by any Governmental Authority in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of IRIS or with respect to any political contribution.

         5.21 INSURANCE. The IRIS Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance maintained by IRIS. To the Knowledge of the Members, IRIS is not in default under any of such policies or binders, and to the Knowledge of the Members, IRIS has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. To the Knowledge of the Members, here are no facts known to IRIS upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders.

         5.22 NO COMMISSIONS. Neither IRIS nor the Members have incurred any obligations to any broker, finder or investment banker for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

         5.23 INVESTMENT REPRESENTATIONS. Each Member hereby separately represents and warrants to HomeSeekers that:

                  (a) Such Member is knowledgeable regarding HomeSeekers' business affairs and financial condition, and has acquired sufficient information about HomeSeekers to reach an informed and knowledgeable decision to acquire the HomeSeekers Shares. The Member is acquiring the HomeSeekers Shares for his or her own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act.

                  (b) The Member understands that the HomeSeekers Shares have not been registered under the Securities Act or in any state in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Member's investment intent as expressed herein.

                  (c) By reason of the Member's business or financial experience or the business or financial experience of my professional advisors who are unaffiliated with HomeSeekers, the Member has the capacity to protect his or her own interests in the acquisition of the HomeSeekers Shares.

                  (d) The Member understands that the HomeSeekers Shares will constitute "restricted securities" under Rule 144 promulgated under the Securities Act, and that the Member's ability to resell the HomeSeekers Shares (subject to the Members rights under Article XI below) will be limited accordingly.

         5.24 DISCLOSURE. No representation or warranty made by the Members in this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

                                   ARTICLE VI
                                COVENANTS OF IRIS

         6.1 REGULAR COURSE OF BUSINESS. Except as otherwise consented to in writing by HomeSeekers, prior to the Closing Date, IRIS shall conduct its respective business in the ordinary and usual course consistent with past practice and shall use reasonable efforts to maintain and preserve intact its business organizations, keep available the services of its officers and employees and maintain positive relations with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with IRIS. IRIS shall promptly notify HomeSeekers of any event or occurrence not in the ordinary course of business and will not enter into or amend any agreement or take any action which reasonably could be expected to have a material adverse effect on IRIS's Business.

         6.2 RESTRICTED ACTIVITIES AND TRANSACTIONS. Except as provided herein or as otherwise consented to in writing by HomeSeekers, prior to the Closing Date, the Members will not cause or allow IRIS to take any of the following actions:

                  (a) propose, adopt or permit an amendment of IRIS's Articles of Organization or Operating Agreement;

                  (b) issue, sell, encumber or deliver, or agree to issue, sell, encumber or deliver, any membership interests or any securities convertible into any such membership interests or convertible into securities in turn so convertible, or any options, warrants, or other rights calling for the issuance, sale or delivery of any such membership interests or convertible securities or authorize or propose any change in its equity capitalization;

                  (c) split, combine or reclassify any of its membership interests or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for membership interests or repurchase, redeem or otherwise acquire any shares of its membership interests,

                  (d) mortgage or pledge any of its assets, tangible or intangible, except in the ordinary course of business,

                  (e) except in the ordinary course of business, (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any debts or claims, (iii) lease, sell or transfer, agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights (except for (A) dispositions of obsolete or worthless assets, (B) sales of immaterial assets not in excess of $10,000 in the aggregate and (C) leases of equipment in the ordinary course of business pursuant to commitments as set forth in the IRIS Disclosure Schedule), or (iv) make or permit any material amendments or termination of any material contract, agreement, license or other right to which it is a party;

                  (f) except in the ordinary course of business (i) grant any increase in compensation to any employee or director, (ii) amend in any respect the terms of any Plan or adopt any new Plan or similar arrangements or agreements (except in each case as specifically provided in this Agreement or as required by law), or (iii) enter into or amend any employment, severance or similar arrangement;

                  (g) accelerate, amend or change the period of exercisability of any rights to purchase securities of IRIS or change the vesting period of any restricted stock of IRIS or authorize cash payments in exchange for any outstanding IRIS Options;

                  (h) except in the ordinary course of business, hire any management personnel or terminate any employee of IRIS, except in the ordinary course of business involving a

         Person with an annual salary of less than $10,000 and only (in the case of a new hire) pursuant to an at-will arrangement without any severance benefits;

                  (i) acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or incorporate or form, or cause to be incorporated or formed, any corporation, association, joint venture, partnership, business trust or other business entity, or merge, consolidate or otherwise combine with any other corporation (except as provided for in this Agreement), or, except in the ordinary course of business, otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the IRIS Business;

                  (j) except in the ordinary course of business, pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the IRIS Financial Statements;

                  (k) except in the ordinary course of business, enter into or agree to enter into any transaction material to IRIS's Business;

                  (l) except in the ordinary course of business, transfer or license to any Person or entity, or otherwise extend, amend or modify, any rights to the IRIS Intellectual Property Rights;

                  (m) except in the ordinary course of business, enter into or amend any agreements pursuant to which any other party is granted most favored customer status or exclusive marketing, distribution or other similar rights with respect to any products of IRIS;

                  (n) except in the ordinary course of business, change the accounting methods or practices followed by IRIS, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles, make or change any material Tax election, adopt or change any Tax accounting method; or

                  (o) allow or permit to be done any act by which any of its insurance policies may be suspended, impaired or canceled.

         6.3 TAXES; CONSENT. The Members shall cause IRIS to prepare and timely file all Returns and amendments thereto required to be filed by it on or before the Closing Date. IRIS shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of IRIS. The Members shall cause IRIS to, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to IRIS and shall ensure that any such agreements are of no further force or effect as to IRIS on and after the Closing Date.

         6.4 CONSENTS, APPROVALS AND FILINGS OF IRIS. The Members will cause IRIS to comply as promptly as practicable with the governmental requirements specified in SECTION 5.5 hereof and to obtain on or before the Closing all necessary approvals, authorizations, consents, licenses, clearances or orders of Governmental Authorities referred to in such section or of other Persons referred to in SECTION 5.6 or the IRIS Disclosure Schedule.

         6.5 CONSENTS, APPROVALS AND FILINGS OF HOMESEEKERS. HomeSeekers will comply as promptly as practicable with the governmental requirements specified in SECTION 4.5 hereof, and will obtain on or before the Closing, all necessary approvals, authorizations, consents, licenses, clearances or orders of Governmental Authorities referred to in such section.

         6.6 RELEASE FROM GUARANTEES. Following the Closing, HomeSeekers shall use commercially reasonable efforts to have the Members released from any and all guarantees involving any IRIS indebtedness, or obligations, including without limitation any guarantees involving any leases and/or bank indebtedness that the Members personally guaranteed, with all such guarantees being assumed by HomeSeekers. HomeSeekers agrees to indemnify each Member against any and all claims under such guarantees, which arise as a result of HomeSeekers' failure or inability to cause such guarantees to be released.

         6.7 DISTRIBUTIONS; REPURCHASES. Except as otherwise consented to in writing by HomeSeekers prior to the Closing Date, IRIS will not declare or pay any distribution from capital accounts in cash, stock or property, and will not redeem, repurchase or otherwise acquire any membership interests or rights to acquire its membership interests.

                                   ARTICLE VII
                  OTHER AGREEMENTS AND COVENANTS OF THE PARTIES

         7.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Articles VIII and IX. The Members shall cause IRIS to comply with all of the covenants of IRIS under this Agreement.

         7.2 TERMINATION OF BONUS ARRANGEMENTS. Except for such plans or arrangements as are disclosed in the Disclosure Schedule, existing bonus plans or incentive compensation arrangements between IRIS and its employees shall have been canceled prior to the Closing.

         7.3 INDEBTEDNESS. The Members covenant and agree that the aggregate book amount of the total liabilities of IRIS, excluding real property leases and operating leases (the "IRIS INDEBTEDNESS"), shall not exceed $565,000 on the Closing Date. If the IRIS Indebtedness on the Closing Date exceeds $565,000, then HomeSeekers shall be entitled to such excess as Indemnifiable Damages.

                                  ARTICLE VIII
                  CONDITIONS TO THE OBLIGATIONS OF HOMESEEKERS

         The obligations of HomeSeekers to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by HomeSeekers:

         8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Members contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date. The Members and IRIS shall have delivered to HomeSeekers a certificate, dated as of the Closing Date, duly signed, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         8.2 CORPORATE CERTIFICATE. The Members shall have delivered to HomeSeekers (i) copies of the Charter Documents as in effect immediately prior to the Closing Date, (ii) written resignations of IRIS's managers and (iii) a certificate of good standing issued by the Secretary of State of the State of IRIS's organization as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) as of the Closing Date by the Secretary of IRIS as being true, correct and complete.

         8.3 CONSENTS. IRIS and the Members shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of IRIS and the Members from any Person from whom such consent or waiver is required under any contract to which the Members, IRIS or the assets are bound.

         8.4 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of HomeSeekers, makes it inadvisable to proceed with the transactions contemplated hereby.

         8.5 EMPLOYMENT AGREEMENTS. Each of the Members shall have entered into their respective Employment Agreements with HomeSeekers in the forms attached hereto as EXHIBIT 8.5.

                                   ARTICLE IX
              CONDITIONS TO THE OBLIGATIONS OF IRIS AND THE MEMBERS

         The obligations of the Members to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Members:

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of HomeSeekers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date. HomeSeekers shall have delivered to the Members certificates, dated as of the Closing Date, and signed by executive officers thereof, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         9.2 CONSIDERATION AND DEPOSITS. At the Closing, HomeSeekers shall have instructed its transfer agent to issue the HomeSeekers Shares in accordance with
SECTION 2.1 of this Agreement.

         9.3 EMPLOYMENT AGREEMENTS. Each of the Members shall have entered into their respective Employment Agreements in the forms attached hereto as EXHIBIT 8.5.

         9.4 CONSENTS. HomeSeekers shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of HomeSeekers from any Person from whom such consent or waiver is required.

         9.5 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of the Members, makes it inadvisable to proceed with the transactions contemplated hereby.

         9.6 OTHER AGREEMENTS. HomeSeekers shall have entered into a Registration Rights Agreement in the form attached hereto as EXHIBIT 11.1.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 AGREEMENT BY THE MEMBERS TO INDEMNIFY. The Members agree to severally indemnify and hold HomeSeekers and its officers, directors, and agents thereof (collectively, the "HOMESEEKERS INDEMNIFIED PARTIES") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages, together with all legal fees, disbursements and expenses and related counsel and paralegal fees and expenses (collectively "INDEMNIFIABLE DAMAGES") incurred or suffered by the HomeSeekers Indemnified Parties resulting from or arising out of (a) any breach of a representation or warranty made by the Members in or pursuant to this Agreement, (b) any breach of the covenants or agreements made by the Members in this Agreement, (c) any IRIS Indebtedness in excess of the amount set forth in SECTION 7.3, (d) any claim asserted by Data Management Services or Moore Business Forms, Inc., with respect to any license agreement concerning photo technology, or (e) any and all Taxes of IRIS with respect to any period (or any portion thereof) up to and including the Effective Date, except for Taxes of IRIS which are reflected as current liabilities for Taxes that exist as of the Effective Date ("CURRENT TAX LIABILITIES") on the closing financial statements.

         10.2 AGREEMENT OF HOMESEEKERS TO INDEMNIFY. HomeSeekers agrees to indemnify and hold the Members (collectively, the "MEMBER INDEMNIFIED PARTIES") harmless from and against any and all Indemnifiable Damages incurred or suffered by the Member Indemnified

Parties ("MEMBERS INDEMNIFIABLE DAMAGES") resulting from or arising out of (a) any breach of a representation or warranty made by HomeSeekers in or pursuant to this Agreement, (b) any breach of the covenants or agreements made by HomeSeekers in this Agreement, (c) arising out of the operations of IRIS on or after the Closing Date, (d) arising out of any Indemnifiable Damages which any of the Members may incur due to HomeSeekers' failure or inability to be responsible for any indebtedness or obligations of IRIS which any of the Members have guaranteed, and (e) any Indemnifiable Damages any of the Members may incur arising out of any claim arising out of HomeSeekers' breach of SECTION 6.6.

         10.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Members and HomeSeekers in this Agreement or pursuant hereto shall survive the Closing Date for a period of two
(2) years ("SURVIVAL PERIOD"). Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

         10.4 THIRD PERSON CLAIMS. In the event indemnification is sought pursuant to SECTION 10.1 OR 10.2:

                  (a) promptly after any party hereto (hereinafter the "INDEMNIFIED PARTY") has received notice of or has actual knowledge of any claim by a person not a party to this Agreement ("THIRD PERSON"), or the commencement of any action or proceeding by a Third Person (such claim or commencement of such action or proceeding being a "THIRD PARTY CLAIM") that could give rise to a right of indemnification under this Agreement, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to SECTION 10.1 OR 10.2 hereof (hereinafter the "INDEMNIFYING PARTY"), give the Indemnifying Party written notice of such Third Party Claim describing in reasonable detail the nature of such Third Party Claim, a copy of all papers served with respect to that Third Party Claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis for the Indemnified Party's request for indemnification under this Agreement; provided, however, that the failure of the Indemnified Party to give timely notice hereunder shall relieve the Indemnifying Party of its indemnification obligations under this Agreement. Within twenty (20) days after receipt of such notice (the "ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party (a) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this SECTION 10 with respect to that Third Party Claim and (b) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

                  (b) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the

         Indemnifying Party elects to assume the defense of the Third Party Claim through counsel of its own choosing, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this SECTION 10.4 and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent shall not be unreasonably withheld). The Indemnifying Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnifying Party shall deem necessary or appropriate to protect its interests or those of the Indemnified Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
         SECTION 10.4 and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and that it would be a non-waivable conflict of interest for counsel for the Indemnifying Party to also represent the Indemnified Party in such action, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party; provided, however, the Indemnified Party shall not enter into any settlement with respect to any such Third Party Claim without the prior written consent of the Indemnifying Parties (which consent shall not be unreasonably withheld). In the event a waivable conflict of interest arises, as described in preceding sentence, the Indemnified Party hereby grants such a waiver and will sign whatever further documentation the Indemnifying Party may reasonably require to confirm such a waiver.

                  (c) if the Indemnifying Party (i) within the Election Period
         (A) disputes its potential liability to the Indemnified Party under this SECTION 10.4, (B) elects not to defend the Indemnified Party pursuant to SECTION 10.4 or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to SECTION 10.4 or (ii) elects to defend the Indemnified Party pursuant to SECTION 10.4 but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend the Third Party Claim by all appropriate proceedings. If it is determined after resolution of all disputes that the Indemnifying Party failed to fulfill its obligations under SECTION
         10.1 OR 10.2 with regard to the defense of such Third Party Claim, the Indemnifying Party shall be obligated to reimburse the Indemnified Party for any expenses the Indemnified Party has incurred to defend such claim.

         10.5 TAX BENEFITS. The parties hereto will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this SECTION 10, provided that no Indemnifying Party shall be obligated to seek any payment pursuant to the terms of any insurance policy. All indemnification payments under this SECTION 10 shall be deemed adjustments to the consideration provided for herein.

         10.6 EXCLUSIVE REMEDY. The indemnification provided for in this SECTION 10 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party with respect to the subject matter described in SECTIONS 10.1 AND 10.2, provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement.

         10.7     LIMITATIONS ON INDEMNIFICATION.

                  (a) The Survival Period set forth in SECTION 10.3 shall mean that HomeSeekers must provide written notice of the claim for indemnification within the Survival Period. HomeSeekers shall not assert any claim for indemnification hereunder until the aggregate of all claims against the Members exceeds $25,000 and only for such amounts in excess of $25,000, and the Members shall not assert any claim for indemnification hereunder until the aggregate of all claims against HomeSeekers exceeds $25,000 and only for such amounts in excess of $25,000. Except as provided for and limited by SECTION 10.7(b), HomeSeekers agrees that the sole and exclusive remedy of HomeSeekers for any damage, loss, liability or expense under this Agreement, including for Indemnifiable Damages, shall be limited to set-off against the unissued shares described in Section 2.2 and the accompanying Conditional Promissory Note (during the first year after the Closing Date) and set-off against Held-Back Shares (after the first anniversary of the Closing Date), and in no event shall any Member be individually liable under this Agreement for an aggregate amount which exceeds the Member's proportionate share of the Held-Back Shares. If it is determined that any of the HomeSeekers Indemnified Parties is entitled to indemnification after final adjudication of all such claims and the exhausting of all appeals (the "ADJUDICATED CLAIM") (in the event HomeSeekers and the Members dispute the right of the HomeSeekers Indemnified Parties to be indemnified pursuant to SECTION 10), indemnification shall be effected solely in accordance with provisions of SECTION 10.8 of this Agreement.

                  (b) Subject to the limitations provided in SECTION 10.7(c), in connection with any Adjudicated Claim involving a breach of SECTION
         5.13 of this Agreement, to the extent that the Held-Back Shares, after satisfaction of all other pending indemnity claims, are insufficient to effect indemnification with respect to the HomeSeekers Indemnifiable Damages arising out of a breach of such SECTION 5.13, HomeSeekers shall be entitled to indemnification in excess of the Held-Back Shares.

                  (c) Notwithstanding anything in this Agreement to the contrary, in no event shall any Member be individually liable under this Agreement for an amount in excess of twenty-five percent (25%) of the lesser of (a) $8,975,000 less the value as of the Closing Date of the initial consideration received pursuant to SECTION 2.1 or (b) the value (as determined pursuant to SECTION 1(c) of the Conditional Promissory Note) of the

         HomeSeekers Common Stock received pursuant to SECTIONS 1(a) AND 1(b) of the Conditional Promissory Note.

         10.8 SET-OFF AND HELD-BACK SHARES. Solely through the first anniversary of the Closing Date, HomeSeekers may set off any Indemnifiable Damages against a reasonable number of shares that may be issuable to the Members pursuant to
SECTION 2.2 of this Agreement and Section 1(a) of the Conditional Promissory Note referenced therein (the "SIX MONTH SHARES") and against a reasonable number of shares that may be issuable to the Members pursuant to SECTION 2.2 of this Agreement and Section 1(b) of the Conditional Promissory Note referenced therein (the "ONE YEAR SHARES") (collectively, the "SET-OFF SHARES"). If there are no Indemnifiable Damages pending or threatened during the first anniversary of the Closing Date, (i) HomeSeekers shall not have the right of set-off, (ii) the maximum number of shares Held-Back Shares (as defined below) shall be ten percent (10%) of the sum of the Six Months Shares and the One Year Shares, and
(iii) any shares not subject to set-off shall be issued. Any shares in excess of the Hold-Back Shares shall be delivered to the Members. To provide for the second year following the Closing Date, HomeSeekers shall set aside as a hold-back ten percent (10%) of the Six Month Shares and ten percent (10%) of the One Year Shares (the "HELD-BACK SHARES") and only such Held- Back Shares shall be subject to set-off. Any shares not subject to set-off shall be issued and delivered to the Members. Any set-off by HomeSeekers shall be pro-rata as to each of the Members. Any set-off by HomeSeekers with respect to claim for Indemnifiable Damages that has not yet been resolved shall be based on a good faith estimate by HomeSeekers of the extent of the Indemnifiable Damages that it has incurred and/or will incur, and, once the unresolved claim becomes an Adjudicated Claim, HomeSeekers shall promptly issue and deliver to the Members any excess shares against which set-off was exercised. HomeSeekers may set off against the Held-Back Shares any HomeSeekers' Indemnifiable Damages which are Adjudicated Claims subject to the following terms and conditions: (a) HomeSeekers shall give written notice to the Members of any claim for Indemnifiable Damages or any other loss, damage, cost or expense which HomeSeekers claims to have sustained by reason thereof and the basis of such claim; (b) such setoff shall be effected on the later to occur of the expiration of 30 days from the date of such notice or, if such claim is contested by the Members, the date the dispute is resolved by the parties in writing; (c) for purposes of any setoff against the Held-Back Shares, the Held-Back Shares shall be valued at the closing sale price for a share of HomeSeekers Common Stock on the date such setoff is effected; (d) such setoff shall be effected against a pro rata portion of the Held-Back Shares owned by each of the Members; and (e) all Held-Back Shares shall be deemed to be owned by the Members and such parties shall be entitled to vote the Held-Back Shares and have any and all rights of stockholders of HomeSeekers; provided, however, that there shall also be deposited with HomeSeekers, all shares of HomeSeekers Common Stock or other assets issued to or paid upon Held-Back Shares as a result of any stock or other dividend or distribution or stock split with respect to the Held-Back Shares. HomeSeekers agrees to deliver to the Members no later than two (2) years after the Closing Date, any Held-Back Shares (and distributions thereon or proceeds thereof) then held by HomeSeekers unless there then remains unresolved any claim for HomeSeekers Indemnifiable Damages hereunder for which prior notice has been given pursuant to the provisions hereof, in which event HomeSeekers shall retain such number of Held-Back Shares (and such amount of proceeds therefrom or distributions thereon, as are sufficient to satisfy any such pending unresolved claims, and shall release the remaining Held-Back Shares (and such remaining proceeds) as soon as any such pending claims are resolved pursuant to the provisions of this

SECTION 10, to the Members in whose name the shares were issued. Any Held-Back Shares (and proceeds) remaining on deposit after all such pending indemnification claims shall have all been satisfied or resolved, shall be promptly returned to the Members in whose name the share were issued.

                                   ARTICLE XI
                             SECURITIES LAW MATTERS

         11.1 REGISTRATION. The Members shall have the registration rights set forth in the Registration Rights Agreement attached hereto as EXHIBIT 11.1.

         11.2 DISPOSITION OF SHARES. The Members agree not to sell, transfer or otherwise dispose of any HomeSeekers Shares, except pursuant to (a) an exemption from the registration requirements under the Securities Act, which does not require the filing by HomeSeekers with the SEC of any registration statement, offering circular or other document, in which case, each such Seller or Shareholders shall first supply to HomeSeekers an opinion of counsel (which counsel and opinions shall be satisfactory to HomeSeekers) that such exemption is available, or (b) an effective registration statement filed by HomeSeekers with the SEC under the Securities Act.

         11.3 LEGENDS. The certificates representing HomeSeekers Shares shall bear the following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE SHAREHOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

HomeSeekers may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

                                   ARTICLE XII
                        TERMINATION, AMENDMENT AND WAIVER

         This Agreement may be terminated at any time prior to the Closing (a) by mutual written consent of all of the parties hereto at any time prior to the Closing, (b) by HomeSeekers in the event of a material breach by the Members or IRIS of any provision of this Agreement, or (c) by the Members in the event of a material breach by HomeSeekers. Except as provided in Article X, in the event of termination of this Agreement pursuant to this Article XII, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

         13.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

 IF TO HOMESEEKERS:                               IF TO IRIS:

 HomeSeekers, Incorporated                        1400 Kellogg Drive, Suite B
 6490 S. McCarran Blvd., Suite 28                 Anaheim, CA  92807
 Reno, NV  89509                                  Telephone:  (714) 927-2200
 Attn: Greg Costley, Chairman/CEO                 Facsimile:  (714) 927-2297
 Telephone:  (775) 827-6886
 Facsimile:  (775) 827-8182

with a copy to:                                   with a copy to:
Jenkins & Carter                                  Rutan & Tucker, LLP
501 Hammill Lane                                  611 Anton Blvd., Suite 1400
Reno, NV  89511-1004                              Costa Mesa, CA  92626
Attn: Nathan M. Jenkins, Esq.                     Attn: Vicki Dallas, Esq.
Telephone:  (775) 829-7800                        Telephone:  (714) 641-5100
Facsimile:  (775) 829-0511                        Facsimile:  (714) 546-9035

                                                  IF TO THE MEMBERS:

                                                 Greg Robertson
                                                 7531 Seabluff Dr., #105
                                                 Huntington Beach, CA 92648
                                                 Telephone: (714) 969-4734


                                                 Eddie Ureno
                                                 10925 Goldeneye Ave.
                                                 Fountain Valley, CA  92708
                                                 Telephone:  (714) 962-4688
                                                 Facsimile:  (714) 962-0619

                                                 Margaret G. Etheridge
                                                 10925 Goldeneye Ave.
                                                 Fountain Valley, CA  92708
                                                 Telephone:  (714) 962-4688
                                                 Facsimile:  (714) 962-0619

                                                 Dan Woolley
                                                 49 Via Athena
                                                 Aliso Viejo, CA 92656
                                                 Telephone: (714) 396-2637



         13.2 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule and Exhibits attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Disclosure Schedule and Exhibits constitute a part hereof as though set forth in full above.

         13.3 EXPENSES. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. The Members hereby agree to pay any and all sales and/or use taxes which may become due and owing as a result of the completion of the transactions contemplated hereby.

         13.4 WAIVER. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties. The failure of any party to enforce any of the provisions of this Agreement shall not be deemed a waiver of any provisions or of the right of the party thereafter to enforce any provisions.

         13.5 ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Members without the prior written consent of HomeSeekers.

         13.6 COUNTERPARTS; FACSIMILE. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executed copies of this Agreement of this Agreement may be delivered by facsimile, and delivery of executed facsimile copies to the parties and their counsel shall be deemed to be a delivery of a duplicate original and sufficient delivery to result in entry to this Agreement by the transmitting party; provided, however, that within ten
(10) days thereafter a signed duplicate original shall be forwarded to the party to whom a facsimile copy was forwarded.

         13.7 GOVERNING LAW, JURISDICTION AND WAIVER OF VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada regardless of the fact that any of the parties hereto may be or may become a resident of a different country, state, or jurisdiction. Any suit, action, or proceeding arising out of, or with respect to, this Agreement shall be filed in a court of competent jurisdiction within the County of Washoe, State of Nevada or in the U.S. District Court for the District of Nevada, Northern Division. The parties hereby consent to the personal jurisdiction of such courts within the County of Washoe, State of Nevada and the U.S. District Court for the District of Nevada, Northern Division. The parties hereby waive any objections to venue in such courts with Washoe County, State of Nevada and the U.S. District Court for the District of Nevada, Northern Division.

         13.8 REPRESENTATION BY COUNSEL. Each party hereto represents and agrees with the other that it has been represented by independent counsel of its own choosing; it has had the full right and opportunity to consult with its respective attorneys and other advisors and has availed itself of this right and opportunity; its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's counsel; it is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

         13.9 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to receive from the other its reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

         13.10 SEVERABILITY. In case any provision of this Agreement shall, for any reason, be held to be invalid, unenforceable, or illegal, such provision shall be severed from this Agreement, and such invalidity, unenforceable or illegality shall not affect any other provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                              HOMESEEKERS.COM, INCORPORATED,
                              A NEVADA CORPORATION


                              By:    /s/ Greg Costley
                                  -------------------------------------------
                              Name:  Greg Costley
                                    -----------------------------------------
                              Title: Chairman and Chief Executive Officer
                                     ----------------------------------------


                              IMMEDIATE RESULTS THROUGH
                              INTUITIVE SYSTEMS, LLC,
                              A CALIFORNIA LIMITED LIABILITY COMPANY


                              By:    /s/
                                  -------------------------------------------
                              Name:
                                    -----------------------------------------
                              Title:
                                     ----------------------------------------


MEMBERS:
                              /s/ Greg Robertson
                              -----------------------------------------------
                              GREG ROBERTSON

                              /s/ Eddie Ureno
                              -----------------------------------------------
                              EDDIE URENO

                              /s/ Margaret G. Etheridge
                              -----------------------------------------------
                              MARGARET G. ETHERIDGE

                              /s/ Dan Woolley
                              -----------------------------------------------
                              DAN WOOLLEY